Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:
Greg Keeley, Penford Products
(319) 398-3700

BCTGM Ratifies New 5-Year Penford Contract

CEDAR RAPIDS, IA, October 17, 2004 – Penford Corporation’s (Nasdaq: PENX), Penford Products unit today announced that the members of Bakery, Confectionary, Tobacco Workers and Grain Millers (BCTGM), Local 100G accepted a five-year contract offer made by the company on October 15.

     In announcing the agreement, Greg Keeley, president of Penford Products, said, “We are very pleased that the union has agreed to a proposal that benefits both parties and brings Penford employees back to work. Not only does this contract strengthen our ability to compete successfully, but supports good, well-paying jobs in Cedar Rapids.”

About Penford Corporation:

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products.

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